Exhibit 10.3.6

Annex B

FIRST AMENDMENT TO
INVESTMENT TECHNOLOGY GROUP, INC.
EMPLOYEE STOCK PURCHASE PLAN

The Investment Technology Group, Inc. Employee Stock Purchase Plan (the “Plan”) is amended as set forth below:

1.      Section 6(b) of the Plan is amended to read in its entirety as follows, effective for Offering Periods (as defined in the Plan) beginning on or after August 1, 2003:

(b)   Purchase Price.   Effective for all Offering Periods beginning on or after August 1, 2003, the purchase price at which each share of Stock will be purchased under a Purchase Right will equal 85% of the lesser of (i) Fair Market Value of a share of Stock on the first trading day in the Offering Period, and (ii) Fair Market Value of a share of Stock on the last trading day in the Offering Period.”

Adopted by the Committee:   June 30, 2003